Exhibit 3.3

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
LIFESCIENCES OPPORTUNITIES INCORPORATED

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS
OF SERIES A PREFERRED STOCK

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of LIFESCIENCES OPPORTUNITIES INCORPORATED, a Florida corporation (the “Corporation”), bearing Document Number P04000009572, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST: The Articles of Incorporation of the Company authorizes the issuance of One Hundred Million (100,000,000) shares of common stock, par value $.0001 per share (the “Common Stock”) and Twenty Million (20,000,000) shares of preferred stock (the “Preferred Stock”), and further, authorizes the Board of Directors of the Company, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND: On February 6, 2008, the Board of Directors approved, by unanimous written consent, the designation of One Hundred Thousand (100,000) shares of the Preferred Stock as Series A Preferred Stock and authorized the issuance of the Series A Preferred Stock at a price of $100 per share. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A Preferred Stock shall be as hereinafter described.

Accordingly, “Article IV” of the Articles of Incorporation of this Company is amended to include the following:

Series A Preferred Stock

1. Designation. The designation of the series of preferred stock created hereby shall be “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be One Hundred Thousand (100,000) shares, with a stated value of One Hundred Dollars ($100.00) per share (“Stated Value”).

2. Dividends. The holders of the Series A Preferred shall be entitled to receive, dividends per share of Series A Preferred Stock at a rate of ten percent (10%) of the Stated Value per share per annum, calculated on a 365/366 day year. Dividends will begin to accrue three (3) business days after the Corporation receives a fully executed Subscription Agreement from a prospective purchaser. The dividends shall be payable annually, in arrears, in cash or in kind (in the form of additional shares of Series A Preferred Stock), at the option of the Corporation. The number of shares of Series A Preferred Stock to be received shall be determined by dividing the amount of accrued interest by the Stated Value.

3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of Preferred Stock of the Corporation ranking junior thereto, out of the remaining net assets of the Corporation, the Stated Value of the Series A Preferred Stock plus any accrued but unpaid dividends. After such payment shall have been made in full to the holders of the outstanding Series A Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series A Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation.

In the event that, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of Series A Preferred Stock, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the Series A Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series A Preferred Stock upon such liquidation, unless proportionate distributive amounts shall be paid on account of each share of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of Series A Preferred Stock, are respectively entitled upon such liquidation.

4. Conversion of Series A Preferred Stock. The Series A Preferred Stock, in aggregate, shall be convertible into shares of the Corporation’s common stock, par value $.0001 per share (“Common Stock”) as set forth below.

(a) Voluntary Conversion. The Holder of the Series A Preferred Stock shall have the right to convert any such share(s) into shares of Common Stock at any time at the Conversion Price (defined below), as the same may be adjusted from time to time. In order to convert the shares of Series A Preferred Stock into Common Stock, the Holder shall surrender at the office of any transfer agent for the Corporation, a certificate(s) therefore, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he or she elects to convert such shares in the form attached hereto as Annex A. Shares of the Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion, and the person(s) entitled to receive shares of Common Stock issuable upon such conversion shall be treated, for all purposes, as the record holder(s) of such shares of Common Stock at such time.

(b)  Mandatory Conversion. Subject to any other provision of this paragraph 4, each share of Series A Preferred Stock outstanding is mandatorily convertible into Common Stock, at the then-applicable Conversion Price, on the earlier of (i) March 1, 2009; (ii) ten (10) calendar days following the closing date of a private or public offering of the Common Stock by the Corporation which yields gross proceeds to the Corporation (before any expenses) of not less than $5 million; or (iii) at any time, at the option of the Corporation, provided that the Common Stock is listed or quoted on a trading market, such as an exchange or other quotation medium, and the average of the daily volume weighted average price of the Common Stock exceeds $2.00 per share of Common Stock for ten (10) consecutive trading days. The date of any such mandatory conversion is referred to herein as the “Mandatory Conversion Date.”

(c) Conversion Price. The number of shares of Common Stock into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing the Stated Value by the then-applicable Conversion Price, as defined below. The “Conversion Price” shall equal to $1.00 per share of Common Stock, subject to adjustment as set forth below in paragraph 4(d).

(d) Additional Provisions Applicable to All Conversions. Any conversion of Series A Preferred Stock into Common Stock pursuant to this paragraph 4 shall be subject to the following additional terms and provisions:

(1) The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion of such Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered. If any interest in a fractional share would otherwise be deliverable upon the conversion of any shares of Series A Preferred Stock, the Corporation shall not be required to issue any such fractional share interest or make a cash payment for any such fractional interest.

(2) In the event that the Corporation shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock prior to the occurrence of such event shall be proportionately increased or decreased as the case may be, effective on and after the close of business on the record date for determination of the Common Stock entitled to such sub-division or combination.

(3) In the event that the Corporation shall be consolidated with or merged into any other corporation, provision shall be made as part of the terms of such consolidation or merger so that any holder of Series A Preferred Stock may thereafter receive in lieu of Common Stock otherwise issuable him upon conversion of his or her Series A Preferred Stock, but only in accordance with the conversion ratio stated in this paragraph 4, the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to the Common Stock.

(4) In the event that the Corporation shall at any time pay to the holders of Common Stock a dividend in Common Stock or otherwise makes a distribution on the Common Stock, the number of shares of Common Stock of the Corporation issuable upon any conversion of the Series A Preferred Stock shall be proportionately increased, effective on and after the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

(5) If the Corporation shall at any time, so long as any shares of Series A Preferred Stock remain outstanding, issue any shares of Common Stock or securities convertible into shares of Common Stock for a consideration per share of Common Stock (the “Offer Price”), less than the Conversion Price in effect at the time of such issuance, then the Conversion Price shall be immediately reset to such lower Offer Price. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this paragraph 4(d). Notwithstanding the foregoing, no adjustment will be made under this subparagraph in respect of any “Excluded Securities.” “Excluded Securities” means any shares of Common Stock or Common Stock equivalents issued or issuable to any persons and entities arising from any (i) issuance of securities pursuant to any stock option or equity incentive plan of the Corporation, (ii) any securities issued in connection with the acquisition of assets, stock purchase or merger whereby the Corporation is the surviving corporation, (iii) issuance of any securities pursuant to any subsequent agreement between Series A Preferred Holders or any of their affiliates, and the Corporation, and (iv) issuances of shares of Common Stock or other securities arising from any existing obligation of the Corporation prior to the date of the designation of the Series A Preferred.

(6) Such adjustments shall be made successively if more than one event listed in paragraphs 4(d)(2), (3), (4), or (5) shall occur; provided, however, that no adjustment need be made by the Corporation until such adjustments cumulatively aggregate at least five percent (5%) of the then current Conversion Price.

(7) No adjustment of the Conversion Price shall be made by any event or occurrence other than those enumerated in this paragraph 4(d).

(8) As promptly as practicable after any conversion, the Corporation shall issue and deliver at said offices a certificate(s) for the number of full shares of the Common Stock issuable upon any such conversion, to the person(s) entitled to receive the same. The Corporation shall issue the certificate(s) for Common Stock in the name(s) so designated with such legends affixed or restrictions imposed as required by federal, state or jurisdictional securities laws as determined by legal counsel for the Corporation; provided that the Corporation is not advised by its counsel that the issuance of such certificate(s) would be in violation of federal, state or jurisdictional securities law.

(9) The issuance of certificates for shares of Common Stock upon conversion of any shares of the Series A Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record as the Series A Preferred Stock so converted, the person or persons requesting, the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

5.  Redemption of Series A Preferred Stock. The Series A Preferred Stock of any holder shall be redeemable, in whole or in part, at the option of the Corporation by resolution of the Board of Directors, from time to time and at any time, commencing any time after the date hereof. The redemption price shall equal the Stated Value of each share of Series A Preferred Stock so redeemed, plus any accrued and unpaid dividend on such share(s) being redeemed. In the event that less than the entire amount of the Series A Preferred Stock outstanding is redeemed at any one time, the shares of Series A Preferred Stock shall be redeemed by the Corporation on a pro rata basis.

(a) Notice of Redemption. The Corporation shall give notice of redemption (“Redemption Notice”) not less than twenty (20) nor more than sixty (60) calendar days prior to the date fixed for redemption of the Series A Preferred Stock or any part thereof. Such Redemption Notice shall specify the time and place thereof and shall be given by mail to each holder of record of shares of Series A Preferred Stock chosen for redemption at the address last shown on the records of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. Any Redemption Notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received the Redemption Notice.

(b) Conversion in Lieu of Redemption. Within fifteen (15) calendar days of the Corporation’s first mailing of the Redemption Notice, Holder shall have the option of converting the shares being redeemed into Common Stock at the then-applicable Conversion Price. Holder shall send written notice to the Corporation of such Holder’s intent to exercise this option by mail post-marked no later than the fifteenth (15th) calendar day after the Corporation first mailed the Redemption Notice.

(c) Termination of Rights. Upon such redemption date, or upon such earlier date as the Board of Directors shall designate for payment of the redemption price (unless the Corporation shall default in the payment of the redemption price as set forth in such notice), the holders of shares of Series A Preferred Stock selected for redemption to whom notice has been duly given and that have not converted as provided in paragraph 5(b) herein, shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares except the right to receive the moneys payable upon such redemption from, the Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding.

6. Ranking. As long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least two-thirds in number of the shares of the Series A Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to the Series A Preferred Stock in respect to rights upon dissolution, liquidation or winding up of the Corporation; provided, however, the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series A Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series A Preferred Stock in respect to dissolution, liquidation or winding up of the Corporation.

7. Amendments. This Certificate of Designation may be amended only upon both (i) the affirmative vote of not less than a majority of the holders of Series A Preferred Shares outstanding at the time such amendment is proposed, and (ii) the affirmative vote of not less than a majority of the directors of the Corporation then holding office and entitled to vote on such amendment.

THIRD: The foregoing Amendment was adopted by the Board of Directors of the Company pursuant to the Florida Business Corporation Act. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this February 7, 2008.

/s/ Roland Rick Perry
Roland Rick Perry, President